Filed Pursuant to Rule 433

Registration No. 333-180147-09

**FULL PRICING DETAILS** $1.5+BN Santander Drive Auto (SDART) 2014-1

**A-1 EXPECTED FINAL CORRECTION: NOW 05/14 FROM 06/14**

$1.5+BN Santander Drive Auto Receivables Trust (SDART) 2014-1 JOINT BOOKRUNNERS : Barclays (str), BofA Merrill Lynch

CO-MANAGERS         : C,     JPM,     RBC,     Sant

CLS	$AMT(mm)	WAL	S&P/F	P. WIN	E. FNL	L. FNL	BMK+SPD	YLD	COUP	PX
A-1	334.000	0.17	A-1+/F1+	1-4	05/14	01/15		0.27%	0.27%	100.00000
A-2A	346.000	1.00	AAA/AAA	4-20	09/15	06/17	EDSF +35	0.662%	0.66%	99.99892
A-2B	160.000	1.00	AAA/AAA	4-20	09/15	06/17	1ML +37			100.00000
A-3	139.100	1.90	AAA/AAA	20-25	2/16	01/18	EDSF +38	0.875%	0.87%	99.99358
B	207.310	2.46	AA/AA	25-34	11/16	10/18	IntS +90	1.596%	1.59%	99.99826
C	209.930	3.26	A/A	34-45	10/17	04/20	IntS +135	2.377%	2.36%	99.98335
D	103.660	3.94	BBB+/BBB	45-48	1/18	04/20	IntS +160	2.935%	2.91%	99.97321
E	89.720	4.00	BB+/BB	48-48	1/18	05/21	** RETAINED **

EXPECTED SETTLE	: 01/15/14	FORMAT	: PUBLIC/SEC-REG
FIRST PAY DATE	: 02/18/14	ERISA	: YES
BILL & DELIVER	: BARCLAYS	TICKER	: SDART 2014-1
PRICING SPEED	: 1.5 ABS 10% CALL	EXP PXING	: PRICED
EXPECTED RATINGS	: S&P/FITCH	MIN DENOMS	: $1K x $1k

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.